Exhibit 10.6
(English Translation)

Investment Agreement

Party A:  Management Committee of Laobian Industrial Park

Party B:   Dalian Heavy Mining Equipment Manufacturing Co., Ltd.

After friendly negotiation, Party A and Party B hereby enter into the following agreement in regard with the investment and construction of  “ZDF Vacuum Composite Steel Mode” project:

ONE                      Investor

The project is invested by Dalian Heavy Mining Equipment Manufacturing Co, Ltd.

TWO                    Place of Project

The project is to be located in the Steel Industrial Part of the Laobian Industrial Park.

THREE                 Area, Nature and Conditions of the Land for Project

The proposed project land is 66,667 square meters (100 acres), including 40,000 square meters (60 acres) ready for the fist stage development, 26,667 square meters (40 acres) for reserve (to be developed). The nature of the land is industrial. The term of use is 50 yeas.

The condition of the land is that it shall be ready for use with “five utilities and one leveling” (water, power, transportation, communication, post office and the land shall be leveled.)

FOUR                   Price of Land

The expropriation is to be activated upon the Industrial Land Use Permit, at the price of ¥75/m², all of which shall be contributed to the Science Supporting Fund and to be returned to the Corporation.

FIVE                     Period of Investment and Construction

The total investment is RMB one hundred million, including fixed-asset investment RMB 80 million, liquidity RMB 20 million. The first investment is RMB 50 million, and the second investment is RMB 50 million.

After the completion of the project, the annual outcome of Vacuum Composite Steel Mode shall be 500, 000 tons.

This project is set for two stages, the first starting from 09/2010 to 07/2011; the second starting from 04/2012.

SIX.                      Liabilities of Party A and B

1.           Immediate after the contract Party A shall convey the land for Party B’s use and plan; 30 days subsequent to the contract the land shall be equipped with the basic facilities, including temporary water, power supply, and be ready for constructive use.

2.           Party A shall assist Party B in the registration processing of in the Industrial and Commercial Administration Bureau and the Revenue.

3.           Party A agrees Party B is to start construction pending the registration.

4.           Party A shall assist Party B in the submission of necessary documents to the Environment Protection and Fire Departments in the processing of construction permit.

5.           Party B shall process the construction in accordance with the schedule set forth by the Article FIVE.

SEVEN                 Preferential Incentives

Party B shall be eligible for any preferential incentives announced by the State, province, city, Liaoning Coastal Economy Lane (proposed and submitted to the provincial government and to be applied after approval) and also for the Liaobian investment preferential incentives regarding the fees and charges of land use, administration and institution.

“Zero” land use fee.  Since it is high-tech project in association with Minmetals Steel, the investor shall be allowed to start early construction in advance and wait until the application for land use permit is submitted, at which time the investor shall pay in terms of Article FOUR in this agreement, the full amount of which shall be redeemed to the investor from the Science Development Fund as soon as it is in receipt of land use permit as the science development fund.

“Zero” charge. The following 9 itemized administrative and institutional charges will be paid by the government: (1) Fencing fee ; (2) Property Survey fee ; (3) Assessment fee (4) Design and Planning fee (5) Material Testing fee(6) Brick  Alternation fund (7) Anti-fire accessories fee (8) Civil Air Defense Construction Permit fee; (9) Excessive Noise and Sewage Fine.

EIGHT                  Liability

1.           Any non-performance due to the fault of Party A,  which causes the late supply of land or failure to implement preferential incentives, resulting in Party B’s incapability of constructing and producing as agreed upon this agreement, Party B shall be have right to terminate this contract and is entitle to direct economic damage incurred therefrom.

2.           Any non-performance due to the fault of Party B which prevents the construction from starting as scheduled shall give right to Party A to terminate the agreement and be entitle to an unconditional return of its investment.

NINE                    Miscellaneous

1.           if there is any change to the State macro policy, this agreement shall comply accordingly.

2.           Any issue not decided during the execution of this agreement shall be friendlily negotiated and determined by a supplemental agreement between the parties. Such agreement is deemed to have the same legal effect as this agreement.

3.           This agreement has four original copies, two held by each party and effective once signed and stamped.

Seal of Part A	Seal of Party B
Corporate Representative	Corporate Representative
/s/ Xu, Yong	/s/ Wang, Lixin
Seal in red	Seal in red
Management Committee of Laobian Industrial Park	Dalian Heavy Mining Equipment Manufacturing Co., Ltd.

2010 Year Month Day